SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☐ Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Brooks Automation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

BROOKS AUTOMATION, INC.

TO BE HELD ON APRIL 27, 2004

       The 2004 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on April 27, 2004 at 10:00 a.m., local time, at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected.

2.	To consider and act upon a proposal to amend the Company’s 2000 Combination Stock Option Plan to: (i) change the name of the plan; (ii) allow the granting of options under that Plan to non-employee directors, advisors and consultants; and (iii) allow the grant of restricted stock and incentive awards to certain participants for up to 1,000,000 shares.

3.	To consider and act upon a proposal to amend the Company’s 1995 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan from 1,500,000 to 2,250,000.

4.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

      The Board of Directors has fixed March 5, 2004 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:

(A)	Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

(B)	Vote via the internet (see the instructions on the enclosed Proxy Card); or

(C)	Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).

      The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.

      Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card or voted via the internet or telephone.

By Order of the Board of Directors

THOMAS S. GRILK,
Secretary

Chelmsford, Massachusetts
March 17, 2004

YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY (BY EXECUTING A PROXY OR BY MAKING AN AUTHORIZED INTERNET OR TELEPHONE COMMUNICATION) AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2004

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at its principal executive offices at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 at 10:00 a.m. on April 27, 2004, local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

      It is expected that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about March 17, 2004. The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 as filed with the SEC is included within the Annual Report to Stockholders being mailed to the Company’s stockholders of record with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on March 5, 2004 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 44,538,152 shares of Common Stock, $.01 par value (the “Common Stock”), of Brooks. Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Solicitation

      The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.

Voting Procedures

      The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting. The seven nominees for directors who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of Brooks.

      Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against the other proposals, even though the stockholder so abstaining intends a different interpretation. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy or do not comply with the Internet or telephone voting instructions will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted on any proposal or in the election of directors. Shares of Common Stock held of record by brokers who return a signed and dated proxy or comply with the Internet or telephone voting instructions but who fail to vote (known as a “broker nonvote”) on the election of directors or the other proposals will count towards the quorum but will have no effect on the proposals not voted.

Voting of Proxies

      General. The enclosed proxy, if executed and returned or if authorized pursuant to the internet or telephone voting procedure, will be voted as directed on the proxy.

      Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for the election of the nominees as directors and FOR each other proposal. If any other matters shall properly come before the Annual Meeting, the authorized proxy will be voted by the proxies in accordance with their best judgment.

      Voting Shares Held Through Broker By Proxy. If your shares of Brooks’ Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker generally cannot vote your shares without specific instructions from you.

      Voting Of Shares Held Through Broker In Person. If your shares of Brooks’ Common Stock are held by your broker in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of Brooks, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

      Other Matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in Brooks’ certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Brooks’ management does not presently know of any other matters to be brought before the Annual Meeting.

Revocation of Proxies

      Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	filing with the Company’s corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy (by executing a proxy, or by making an authorized Internet or telephone communication) relating to the same shares and delivering it to the Company before the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

      Record holders should send any written notice of revocation or subsequent proxy to the Company’s corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to the Company’s corporate secretary before the vote at the Annual Meeting.

Security Ownership Of Certain Beneficial Owners and Management

      The following table sets forth certain information as of January 15, 2004 with respect to the beneficial ownership of the Common Stock by each nominee for director and each executive officer named in the Summary Compensation Table under “Compensation and Other Information Concerning Directors and Officers – Summary of Compensation of Executive Officers” below (the “Named Executive Officers”), all executive officers and directors as a group, and each person known by Brooks to be the beneficial owner of 5% or more of its Common Stock. Except as indicated below, this information is based upon information received from or on behalf of the named individuals.

	Shares of
	Common
	Stock Beneficially
Name	Owned(1)(2)	Percentage of Class

Robert J. Therrien (3)	1,384,921	3.10%
Edward C. Grady (4)	61,600	*
Jeffrey A. Cassis (5)	104,524	*
Santo DiNaro (6)	42,580	*
Thomas S. Grilk (7)	12,272	*
Charles M. McKenna (8)	2,647	*
Roger D. Emerick (9)	60,000	*
Amin J. Khoury (10)	34,000	*
Joseph R. Martin (11)	11,000	*
A. Clinton Allen	0	—
John K. McGillicuddy	0	—
All directors and executive officers as a group (15 persons)(12)	1,763,183	3.92%
State Street Research & Management Company	3,058,484	6.92%
One Financial Center, 30th Floor
Boston, MA 02111-2690 (13)
Putnam, LLC d/b/a Putnam Investments	2,525,441	5.71%
One Post Office Square
Boston, MA 02109 (14)
Mazama Capital Management, Inc.	2,191,292	5.00%
One Southwest Columbia, Suite 1500
Portland, Oregon 97258 (15)

*	Less than one percent.

(1)	To the Company’s knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person or group, shares of the Company’s Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after January 15, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 387,257 shares issuable pursuant to stock options.

(4)	Consists of shares issuable pursuant to stock options.

(5)	Includes 104,221 shares issuable pursuant to stock options.

(6)	Consists of shares issuable pursuant to stock options.

(7)	Includes 10,938 shares issuable pursuant to stock options.

(8)	Mr. McKenna resigned as an officer effective on July 28, 2003.

(9)	Includes 51,000 shares issuable pursuant to stock options.

(10)	Consists of shares issuable pursuant to stock options.

(11)	Consists of shares issuable pursuant to stock options.

(12)	Includes 702,596 shares issuable pursuant to options to the directors and Named Executive Officers listed above and 48,752 shares issuable pursuant to stock options awarded to other executive officers not listed above.

(13)	According to a Schedule 13G filed by State Street Research & Management Company with the Securities and Exchange Commission on February 14, 2003, State Street Research & Management Company has sole voting and sole dispositive power over these shares.

(14)	According to a Schedule 13G/ A filed by Putnam Investments with the Securities and Exchange Commission on February 13, 2004, Putnam Investments has shared voting power over 410,060 shares and shared dispositive power over 2,525,441 shares.

(15)	According to a Schedule 13G filed by Mazama Capital Management, Inc. with the Securities and Exchange Commission on February 11, 2004, Mazama Capital Management, Inc. has sole voting power over 1,181,050 shares and sole dispositive power over 2,191,292 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the Annual Meeting, seven directors are to be elected to serve until the 2005 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated the persons listed below for election as directors.

Information on Nominees

      All seven nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person, except that a provision of Mr. Grady’s employment agreement provides that he would be appointed a director. See “Compensation and Other Information Concerning Directors and Officers – Employment Contracts.”

      The following table sets forth certain information with respect to the nominees. When used below, positions held with the Company include positions held with the Company’s predecessors and subsidiaries.

			Director
Name	Age	Position	Since

Robert J. Therrien	69	Director, Chairman and Chief Executive Officer	1989
Roger D. Emerick (2)(3)	64	Director	1993
Amin J. Khoury (1)(2)	64	Director	1994
Joseph R. Martin (1)(3)	56	Director	2001
Edward C. Grady	56	Director, President and Chief Operating Officer	2003
A. Clinton Allen (2)(3)(4)	60	Director	2003
John K. McGillicuddy (1)(3)(4)	60	Director	2003

(1)	Member of the Company’s Audit Committee.

(2)	Member of the Company’s Compensation Committee.

(3)	Member of the Company’s Nominating and Governance Committee.

(4)	The committee memberships noted above for each of Messrs. Allen and McGillicuddy were effective as of December 2003.

      Mr. Robert J. Therrien has been the Chief Executive Officer and a director of the Company since its incorporation in 1989 when he initiated the acquisition of the Brooks Automation Division of Aeronca Electronics, Inc. He also served as President of the Company from 1989 until February 2003. From 1983 to 1989, Mr. Therrien served as a consultant to the Company and other firms in the semiconductor industry. Mr. Therrien co-founded and served as Chairman and President of Accutest Corporation, a semiconductor automatic test equipment company, from 1972 until its sale to Schlumberger Industries in 1983. Mr. Therrien is currently a director of Accent Optical Technologies, Inc., a supplier of optoelectronics and silicon process control systems. Mr. Therrien also currently serves on the National Board of Directors for the American Electronics Association.

      Mr. Roger D. Emerick has been a director of the Company since October 1993. Mr. Emerick served as a director of Lam Research Corporation (“Lam”), a semiconductor equipment supplier, from 1982 until January 2001. He served as Chairman of the Board of Directors of Lam from 1984 to 1997, Chief Executive Officer from 1982 to August 1997, and as President from 1982 to 1989. Mr. Emerick is also a director of Electroglas, Inc., a manufacturer of automatic wafer probing equipment.

      Mr. Amin J. Khoury has been a director of the Company since July 1994. Since 1987, Mr. Khoury has served as Chairman of the Board of B/ E Aerospace, Inc., a designer, manufacturer and marketer of airline interior furnishings. Mr. Khoury is also Chairman of the Board of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films and extruded polymer nets. In addition, Mr. Khoury is a member of the Board of Directors of Synthes-Stratec Inc., an orthopedic trauma company.

      Mr. Joseph R. Martin has been a director of the Company since June 2001. In addition to serving as a director of the Company, Mr. Martin is also Vice Chairman of the Board of Directors, and Senior Executive Vice President of Fairchild Semiconductor Corporation, a global supplier of power semiconductors, since 1997. In 1997, Mr. Martin was one of the two executives that led the spinout of Fairchild Semiconductor from National Semiconductor Corp. and served as Fairchild’s Executive Vice President and Chief Financial Officer of Fairchild from 1997 to 2003. Prior to the Fairchild spinout, Mr. Martin was the Vice President of Finance, Worldwide Operations, for National Semiconductor, from 1989 to 1997, with responsibilities for all operating divisions, manufacturing sites, and corporate financial planning. Previously, Mr. Martin was Senior Vice

President and Chief Financial Officer and co-founder of VTC Incorporated from 1984 to 1989. Mr. Martin was also with Fairchild Semiconductor from 1979 to 1984, where he held numerous financial positions. Mr. Martin was a member of the board of directors of ChipPAC, Incorporated, a contract semiconductor assembly and test company from 1999 to 2001, and has been a board member of SynQor, Incorporated, a manufacturer of power solutions, since 2002.

      Mr. Edward C. Grady has been President and Chief Operating Officer of the Company since February 2003 and a director since September 2003. From October 2001 until February 2003, Mr. Grady served as a consultant to Brooks. From September 2000 until January 2003 Mr. Grady was a principal in the firm of Propel Partners LLC, an investment firm headquartered in Palo Alto, California. From May 1999 until July 2000 Mr. Grady served as Executive Vice President of the Wafer Inspection Group of KLA-Tencor Corp. From 1995 until 1999, Mr. Grady served in various other capacities at KLA-Tencor, including Executive Vice President of Precision Measurement and Vice President and General Manager of the RAPID Division. From November 1987 until December 1994, Mr. Grady served as President and Chief Executive Officer of Hoya MicroMask. During his 30 years in the semiconductor industry, Mr. Grady has held positions with responsibility for engineering, sales, product marketing, strategic marketing and management of profit and loss operations.

      Mr. A. Clinton Allen has been a director of the Company since October 2003. In addition to serving as a director of the Company, Mr. Allen is Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, maker of Swiss army knives, until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is currently a non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves: as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments; as a director of LKQ Corporation, a supplier of recycled OEM automotive parts; and as a director of Integrated Alarm Systems Group, Inc., a provider of wholesale alarm monitoring services.

      Mr. John K. McGillicuddy has been a director of the Company since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a valve technology company. He is a former chairman of the Better Business Bureau of Massachusetts.

Vote Required and Board of Directors Recommendation

      Directors are elected by a plurality of votes cast. The Company’s Board of Directors recommends that the stockholders vote FOR the election of the named nominees.

PROPOSAL NO. 2

AMENDMENT OF THE 2000 COMBINATION STOCK OPTION PLAN

      The Company’s 2000 Combination Stock Option Plan (the “2000 Plan”) is intended to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range and performance goals and to enable them to participate in long-term growth of the Company. Under the 2000 Plan, the

Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) options that are not qualified as incentive stock options (“nonqualified stock options”). All employees of the Company or any affiliate of the Company capable of contributing significantly to the successful performance of the Company are eligible to participate in the 2000 Plan, which was adopted by the stockholders on February 24, 2000.

Proposed Amendment

      The Company’s Board of Directors approved amendments to the 2000 Plan on February 25, 2004, subject to stockholder approval, which would:

•	change the name of the 2000 Plan;

•	allow the grant of stock options to independent directors, advisors and consultants; and

•	allow the grant of stock appreciation rights, restricted stock, stock units and performance shares to certain participants for up to 1,000,000 shares. However, this would not increase the total shares available for grant under the 2000 Plan.

Description of 2000 Plan

      If approved by an affirmative vote of a majority of the stockholders, the 2000 Plan will hereafter be known as the 2000 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan will be administered by a committee of three independent directors designated from time to time by the Board (the “Committee”). The Committee will have complete and absolute authority to make any and all decisions regarding the administration of the Equity Incentive Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend, modify or suspend awards.

      The persons eligible to receive awards under the Equity Incentive Plan include all of the Company’s employees (approximately 1,900 persons), its independent directors, consultants and advisors to the Company whom the Committee identifies as capable of contributing significantly to the Company’s performance.

      The number of shares of common stock that are authorized and available for issuance under the Equity Incentive Plan will be equal to the number of available shares then remaining from the original 6 million shares approved by stockholders.

      If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or cancelled, these shares will then become available for additional awards. The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, or other similar action.

      Awards under the Equity Incentive Plan may take the form of stock options (either incentive stock options or non-qualified stock options), stock appreciation rights, restricted stock, stock units or performance shares. Subject to certain restrictions that are set forth in the plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions.

      The Committee shall be subject to the following specific restrictions regarding the types and terms of awards:

•	No more than 1 million shares may be issued as stock appreciation rights, restricted stock, stock units or performance shares.

•	No more than (a) 500,000 shares subject to stock options may be issued to an individual during any fiscal year or (b) 250,000 shares issued as stock appreciation rights, restricted stock, stock units or performance shares may be issued to an individual in any fiscal year.

•	The exercise price for a stock option generally may not be less than 100% of the fair market value of the stock on the date of grant. The base price for a stock appreciation right generally may not be less than 100% of the fair market value of the stock on the date of grant.

•	No award may expire more than seven years after the date of grant.

      The Board of Directors will determine whether awards granted pursuant to the Equity Incentive Plan are settled in whole or in part in cash, Common Stock, other securities of the Company, other property or such other methods as the Board of Directors may deem appropriate. In the Board’s discretion, tax obligations required to be withheld in respect of an award may be paid in whole or in part in shares of Common Stock, including shares retained from such award.

      Awards may be subject to a vesting schedule as determined in the discretion of the Board of Directors. Upon termination of employment, awards that are options or stock appreciation rights must be exercised within three months of termination or, if the holder dies or is permanently disabled, an award may be exercised for a period of up to one year. If an award is subject to a vesting schedule, it will continue to vest if the holder has attained age 55 and completed at least 5 years of service with the Company and will remain exercisable for the remaining life of the award.

      The Board of Directors of the Company may amend, suspend or terminate the Equity Incentive Plan or any portion thereof at any time; provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations.

New Plan Benefits

      The following table sets forth the amounts that may be received by or allocated to each of the following under the Equity Incentive Plan:

New Plan Benefits

Equity Incentive Plan

Number of Shares
Name	Subject to Options(1)

Robert J. Therrien, Chairman and Chief Executive Officer	—
Edward C. Grady, President, Chief Operating Officer	—
Jeffrey A. Cassis, Senior Vice President, Global Sales and Customer Service	—
Santo DiNaro, Senior Vice President, Quality, Customer Satisfaction & Program Management	—
Thomas S. Grilk, Senior Vice President and General Counsel	—
Charles M. McKenna, Former Executive Vice President and Chief Technology Officer	—
Executive officers as a group	—
All current directors who are not executive officers as a group	50,000
All employees, including all current officers who are not executive officers, as a group (2)	—

(1)	See “Description of Equity Compensation Plans – 2000 Combination Stock Option Plan” for a general discussion of the number of shares awarded to executive officers and employees. The Company expects to award an option to purchase 10,000 shares of Common Stock to each director on July 1 of each year, provided that each such director remains on the Board at that time. All other awards under the plan will be made subject to the discretion of the Company’s Board of Directors.

(2)	Approximately 1,900 persons, as of March 5, 2004.

United States Federal Income Tax Considerations

      The following general discussion of the United States federal income tax consequences of awards granted under the Equity Incentive Plan is based upon the provisions of the Internal Revenue Code as in effect on the date hereof, current regulations promulgated and proposed thereunder, existing public and private administrative rulings and pronouncements of the Internal Revenue Service, and judicial decisions, all of which are subject to change (perhaps with retroactive effect). This discussion is not intended to be a complete discussion of all of the United States federal income tax consequences of the Equity Incentive Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. In addition, because tax consequences may vary and certain exceptions may apply depending upon the personal circumstances of individuals, each option holder should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to him or her.

      Incentive Stock Options. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below.

      An option holder generally will recognize taxable income upon the disposition of the shares of Common Stock received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a “disqualifying disposition” (as defined below) will be taxable as long-term capital gain.

      A “disqualifying disposition” means any disposition of shares of Common Stock acquired on the exercise of an incentive stock option where such disposition occurs within two years of the date the stock option was granted or within one year of the date the shares were transferred to the option holder. The use of the shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another incentive stock option or under a nonqualified stock option is treated as a disposition for this purpose. In general, if an option holder makes a disqualifying disposition, the holder will have ordinary income in an amount equal to the excess, if any, of the lesser of (a) the fair market value of the shares on the date of exercise or (b) the amount actually realized on the disposition over the option exercise price. In addition, such option holder would realize further gain or loss equal to the difference between the amount realized and the fair market value of the shares on the date of exercise (in the case of a gain) or the option price (in the case of a loss). Such further gain or loss would be either a long-term or a short-term capital gain or loss, depending on the option holder’s holding period for the shares. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held. In the case of a gift or certain other transfers, the amount of ordinary income taxable to the option holder is not limited to the amount of gain that would be recognized in the case of a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price.

      In general, in the year of exercise of an incentive stock option, an option holder must compute the excess of the fair market value of the shares issued upon exercise over the exercise price and include this amount in the calculation of his or her alternative minimum taxable income. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of the tax to any particular option holder. However, an option holder may owe alternative minimum tax even though he or she has not disposed of the shares or otherwise received any cash with which to pay the tax. The alternative minimum tax rate is now higher than the rate applicable to long-term capital gains.

      The Company will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option if the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable ordinary income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

      Nonqualified Stock Options. The recipient of a non-qualified stock option under the Equity Incentive Plan generally will not recognize any taxable income at the time the stock option is granted. Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, long-term or short-term capital gain or loss (depending upon the holding period) will generally be recognized equal to the excess of the difference between the amount realized and the fair market value of the shares on the date of exercise. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.

      Certain option holders may be subject to Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”) upon their sale of shares of Common Stock. If an option holder is subject to Section 16(b), the date on which the fair market value of the shares is determined may similarly be postponed. The IRS regulations have not yet been amended to conform with the most recent revision to Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined (the “Determination Date”) will be postponed to the earlier of (i) the date six months after the date the stock option was granted or (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six month period will instead run from the option holder’s most recent grant or purchase of Common Stock prior to his or her exercise of the stock option. On the Determination Date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock at that time over the option exercise price.

      The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

      Section 162(m) of the Code generally limits the deductibility of compensation paid to the chief executive officer and the four other highest paid officers to $1,000,000 per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance-based only if it is payable on account of the attainment of one or more performance goals and certain other requirements are satisfied. The Equity Incentive Plan is in compliance with the requirements of Section 162(m).

      In the case of a nonqualified stock option, an option holder who pays the option exercise price, in whole or in part, by delivering shares of Common Stock already owned by him or her will generally recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. However, if shares received on the exercise of an incentive stock option are used to exercise a nonqualified stock option within the time periods that apply to a disqualifying disposition, then the rules for disqualifying dispositions, described above, will apply. To the extent the shares acquired upon exercise are equal in number to the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of the shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

      Restricted Stock Options. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse, unless a Section 83(b) election is made. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after grant. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

      Stock Appreciation Rights. In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares and the Company will generally be entitled to a corresponding tax deduction.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the votes of holders of the Company’s Common Stock present in person or by proxy at the Annual Meeting is required for approval of the amendment of the 2000 Combination Stock Option Plan. The Company’s Board of Directors recommends that stockholders vote FOR approval of the amendment of the 2000 Combination Stock Option Plan.

PROPOSAL NO. 3

AMENDMENT OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

      The Company’s 1995 Employee Stock Purchase Plan (the “ESPP”) is intended to provide Brooks employees with additional incentives by permitting them to acquire a proprietary interest in Brooks through the purchase of shares of Brooks common stock.

Proposed Amendment

      The Company’s Board of Directors has approved an amendment to the ESPP, subject to stockholder approval, to increase the number of shares of Brooks common stock available for purchase from 1,500,000 to 2,250,000 shares. If the amendment is approved, Section 3 of the ESPP will be amended to read in its entirety as follows:

“The stock subject to the options granted hereunder shall be shares of the Company’s authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 2,250,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. If the number of shares of Common Stock reserved and available for any Offering Period (as defined herein) is unsufficient to satisfy all purchase requirements for that Offering Period, the reserved and available shares for that Offering Period shall be apportioned among participating employees in proportion to their options.”

Description of ESPP

      The ESPP provides that all Brooks employees (including officers and employee directors) who work more than twenty hours per week are eligible to participate. However, no employee who holds five percent or more of the outstanding shares of Brooks common stock is eligible to participate. Further, no employee may be granted an option under which the employee’s right to purchase Brooks common stock under the ESPP accrues at a rate which exceeds $25,000 of fair market value of such stock per year. Approximately 1,900 Brooks employees are currently eligible to participate in the ESPP. The ESPP is administered by the compensation committee of the Company’s Board of Directors.

      Eligible Brooks employees may elect to participate in the ESPP by giving notice, at least 10 business days prior to an offering commencement date, to Brooks and instructing Brooks to withhold a specified whole percentage amount from the employee’s salary during the following six-month period. The periods run from February 1 to July 31 and from August 1 to January 31, and each is referred to as an offering period. On the last business day of that offering period, the amount withheld is used to purchase Brooks common stock at an exercise price equal to 85% of the fair market value of the Brooks common stock on either the first or last day of the offering period, whichever is less. For this purpose, fair market value is the average of the high and low sales prices as reported on the Nasdaq National Market System. If no shares are traded on those days, the average of the fair market values on the immediately preceding and next following business day on which shares are traded is used. Brooks technically grants an option to each participant, on the first day of the offering period, to purchase, on the last day of the offering period, at the exercise price, that number of shares of Brooks Common Stock that the amount of his or her accumulated payroll deductions on the last day of the offering period will pay for at such price. The option is automatically deemed to be exercised if the employee is still a participant on the last day of the offering period. A person’s participation in the ESPP ends automatically upon termination of that person’s employment with Brooks.

      A participating employee may authorize a payroll deduction of any whole percentage amount, equal to not more than ten percent of his or her base pay. Base pay includes applicable commissions, but excludes payments for overtime, bonuses and other special payments. The minimum payroll deduction shall be one percent of each participating employee’s base pay, but not less than $5.00 per payroll period. Deductions from any employee’s compensation may not be increased or decreased during an offering period. Under the ESPP, the number of shares of Brooks common stock purchased at the end of any offering period may not be more than 1,500 shares.

      An employee may withdraw from the ESPP, and withdraw all of the payroll deductions credited to his or her account under the ESPP, at any time prior to the 10th calendar day of the month during which the offering termination date falls. Upon such a withdrawal, Brooks will refund without interest the entire remaining balance of the employee’s deductions.

      The maximum number of shares of Brooks common stock which maybe purchased by employees under the ESPP is 1,500,000 shares, subject to adjustments for stock splits, stock dividends and similar transactions. Such shares may be authorized but unissued shares of Brooks common stock or shares of Brooks common stock reacquired by Brooks, including shares purchased in the open market. As of March 5, 2004, 971,240 shares of Brooks common stock have been purchased under the ESPP and 528,760 shares remain available for purchase. As described above, the Company’s Board of Directors have approved an amendment to the ESPP, subject to stockholder approval, to increase the number of shares of Brooks common stock purchaseable under the plan from 1,500,000 shares to 2,250,000 shares.

      The ESPP may be amended by the Company’s Board of Directors from time to time in any respect; provided, however, that no amendment shall be effective without stockholder approval if the amendment would materially increase the number of shares of Brooks common stock which may be issued under the plan, materially increase the benefits accruing to participants in the ESPP, or materially modify the requirements as to eligibility for participation in the ESPP.

      The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. An employee will not recognize income on the grant or exercise of an option under the ESPP. In addition, Brooks will not have a deductible compensation expense as a result of such grant or exercise unless there is a premature disposition, as described in the next paragraph. If the employee does not dispose of the shares of Brooks common stock for at least two years after the grant of an option under the ESPP, or in the event of his or her death, the employee will realize ordinary income upon disposition (including by sale, gift or death) in an amount equal to the lesser of: (i) the excess of the fair market value of the Brooks common stock at the time of disposition over the exercise price, or (ii) the excess of the fair market value of the Brooks common stock on the first day of the offering period over the option exercise price. The sum of this amount of income realized plus the option exercise price paid will be the employee’s tax basis in the Brooks common stock. An employee will recognize long-term capital gain (or loss) to the extent the sales proceeds exceed (or are exceeded by) the tax basis. If the sale price is less than the price paid, the employee will not recognize any ordinary income, and any loss that he or she suffers on the sale will be a capital loss.

      If shares purchased under the ESPP are sold by an employee within two years after the option is granted, then the employee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (or, if less, the excess of the sales proceeds realized on disposition of the shares over the option exercise price). Any remaining gain will be treated as capital gain, which may be long or short term, depending on the time that the shares are held. If an employee does recognize ordinary income as a result of a premature disposition, a compensation deduction is allowed to Brooks in an equal amount, provided Brooks timely provides the recipient and the Internal Revenue Service with a form W-2 or W-2c, whichever is applicable.

      The foregoing summary of the effect of federal income taxation upon the participant and Brooks with respect to the purchase of shares of Brooks common stock under the ESPP does not purport to be complete, and reference should be made to the applicable provisions of the Internal Revenue Code. The foregoing federal income tax summary is based upon provisions of the Internal Revenue Code as in effect on the date hereof, regulations promulgated and proposed thereunder, administrative rulings and pronouncements by the Internal Revenue Service, and judicial decisions, all of which are subject to change (perhaps with retroactive effect). In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Vote Required and Board of Directors Recommendation

      The proposal to amend the ESPP requires the affirmative vote of a majority of the votes of holders of the Company’s common stock present in person or by proxy at the Annual Meeting. The Company’s Board of Directors recommends that stockholders vote FOR the proposed amendment of the ESPP.

CORPORATE GOVERNANCE

General

      Congress enacted the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) in July 2002. Since that time, the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. have adopted a number of new rules to implement that law which affect many aspects of the corporate governance of publicly traded companies. The Company must be in compliance with a number of those rules, including rules on the composition and powers of the full Board of Directors and of the three standing committees described below, by the conclusion of the Annual Meeting.

      The Board of Directors of the Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. The Board has reviewed our corporate governance policies to comply with the new rules. In particular, we have:

•	Revised the charter for our Audit Committee to reflect the requirements of Sarbanes-Oxley and the Nasdaq Stock Market applicable to audit committees;

•	Revised the charter for our Compensation Committee to reflect the requirements of the Nasdaq Stock Market applicable to compensation committees;

•	Redesignated our Nominating Committee as the Nominating and Corporate Governance Committee and revised its charter to reflect its governance role and the requirements of the Nasdaq Stock Market applicable to nominating committees;

•	Reviewed the independence standards of the SEC and Nasdaq Stock Market applicable to directors;

•	Added two new outside directors to the board of directors;

•	Assessed each of the seven nominees for director against the new SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Emerick, Khoury, Martin, Allen and McGillicuddy, being five of the seven directors, meet both the general definition of an independent director and the stricter definition required for members of an audit committee;

•	Adopted Standards of Conduct relating to ethical behavior applicable to all officers, directors, employees and agents of the Company which included “whistle-blower” procedures for the anonymous reporting of financial and other problems;

•	Adopted a separate Code of Ethics specifically applicable to senior financial officers related to financial matters; and

•	Made the Board’s Governance Policies, the charters of the three standing committees, the overall Standards of Conduct and the Code of Ethics for senior financial officers publicly available on the Company’ website at www.brooks.com.

Board of Directors

      The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, to serve the best interests of the Company and its stockholders. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at Board and committee meetings. The Board on May 15, 2003 adopted certain Governance Policies, which policies were subsequently amended by the Board’s Nominating and Governance Committee on February 25, 2004 and are publicly available on the Company’s website at www.brooks.com.

      The Board of Directors held four (4) meetings and took no action by written consent during the fiscal year ended September 30, 2003. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he or she was a member held during the last fiscal year.

      The Board of Directors encourages stockholders to communicate with senior management of the Company and directly with members of the Board of Directors on matters of concern related to the business and affairs of the Company. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

•	By telephone: (978) 262-4400;
•	By electronic mail: Directors@Brooks.com; or
•	By first class mail, overnight mail or courier:

Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824

      The Company as a matter of policy encourages the directors to attend meetings of stockholders. All of the nominees for election as director who were directors at the time of the last stockholder meeting in February 2003 attended that meeting except Mr. Martin.

Committees of the Board

      The Board currently has the following three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

      Audit Committee. Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm and for assisting the Board of Directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for administering the Company’s Standards of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of certain other compliance matters.

      The Board adopted amendments to the charter of the Audit Committee to conform to the new SEC and Nasdaq rules in May 2003. A copy of the charter of the Audit Committee is attached as Appendix A to this proxy statement and is publicly available on the Company’s website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the audit committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is comprised of Messrs. Khoury (Chair), Martin and McGillicuddy. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that each of them is an “audit committee financial expert” as defined by SEC rules.

      The Audit Committee held eight (8) meetings and took no action by written consent during the fiscal year ended September 30, 2003.

      Compensation Committee. The purpose of the Compensation Committee shall be to have overall responsibility for the executive compensation philosophy of the Company, to evaluate and approve executive compensation, to assist the Board in the discharge of its responsibilities with respect to executive compensation, and to develop the executive leadership capabilities of the Company’s executives. It also has been delegated the authority to approve grants under and to supervise the administration of various of the Company’s stock plans, and it is required to issue an annual report to stockholders in accordance with SEC rules.

      Under its charter as most recently amended in September, 2003 and the requirements of the Nasdaq Stock Market, the Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the tax and securities laws and satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Compensation Committee is publicly available on the Company’s website at www.brooks.com. The Compensation Committee is currently comprised of Messrs. Emerick (Chair), Khoury and Allen, each of whom meets the definition of an independent director and the other requirements for membership.

      The Compensation Committee held three (3) meetings and took no action by written consent during the fiscal year ended September 30, 2003.

      Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

      Nominating and Governance and Committee. The purpose of the and Nominating and Corporate Governance Committee is to (i) identify, review and evaluate candidates to serve as directors of the Company; (ii) serve as a focal point for communication between such candidates, the Board of Directors and the Company’s management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles applicable to the Company; (v) periodically review and evaluate the Company’s governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; and (vii) make recommendations to the Board concerning Board meeting policies.

      Under its charter as most recently amended in February 2004, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee shall consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on the Company’s website at www.brooks.com. The Nominating and Governance Committee is currently comprised of Messrs. Martin (Chair), Emerick, Allen and McGillicuddy, each of whom meets the definition of an independent director.

      The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, officers, third party search firms or other appropriate sources. In evaluating candidates it will consider the criteria and qualifications set forth in the committee’s charter which include personal integrity, sound business judgment, business and professional skills and experience, independence, (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2005 annual meeting of stockholder, they must follow the procedures described in “Additional Information – Stockholder Proposals and Recommendations For Director.” The Nominating and Corporate Governance Committee adopted a formal policy regarding these procedures on February 25, 2004 which is publicly available on the Company’s website at www.brooks.com.

      Mr. Allen and Mr. McGillicuddy were appointed to the Board by the Board of Directors on October 1, 2003. Mr. Allen was recommended to the Nominating and Governance Committee by Mr. Therrien and Mr. McGillicuddy was recommended by Mr. Martin.

      The Nominating and Governance Committee held two (2) meetings and took no action by written consent during the fiscal year ended September 30, 2003.

Audit Committee Report

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended September 30, 2003 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent accountants. The Audit Committee also reviewed with the independent auditors the accounting policies and practices critical to the Company’s financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to materials items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. It also reviewed the material written communications between management and the independent auditors.

The Company’s independent auditors provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the new SEC rules with respect to independence of auditors. The Audit Committee received from the Company’s auditors written communications of the matters required by Statement on Auditing Standards No. 61 and discussed these matters with the Company’s auditors.

The Audit Committee assumed the responsibility for pre-approval of the performance of each audit and non-audit service by its independent auditors effective May 15, 2003. In each case where approval was sought for the provision of non-audit services after that date, the Audit Committee considered whether the independent auditors’ provisions of such services to the Company is compatible with maintaining the auditors’ independence, and determined that they were compatible.

Based on its review, the Audit Committee has recommended to the Board of Directors that Brooks’ audited consolidated financial statements for the fiscal year ended September 30, 2003 be included in the Company’s annual report on Form 10-K for the fiscal year ended that date. Further, the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004.

      Respectfully Submitted.

Audit Committee:

Amin J. Khoury
Joseph R. Martin
John K. McGillicuddy

Independent Auditor Fees and Other Matters

      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2004. Such firm and its predecessor have served continuously in that capacity since 1989.

      A representative of PricewaterhouseCoopers LLP will be at the Annual Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

      Audit Fees. PricewaterhouseCoopers LLP billed Brooks an aggregate of $1,461,031 and $2,091,152 in fees and expenses for audit services for the fiscal years ended September 30, 2003 and September 30, 2002, respectively. Audit fees include fees and expenses for professional services rendered in connection with the audit of Brooks’ financial statements for those years, reviews of the financial statements included in each of Brooks’ Quarterly Reports on Form 10-Q during those years and fees for services related to comfort letters, registration statements, consents and assistance with and review of documents filed with the SEC.

      Audit-Related Fees. PricewaterhouseCoopers LLP billed the Company an aggregate of $77,500 and $502,359 in the fiscal years ended September 30, 2003 and September 30, 2002, respectively, for professional services rendered by it for assurance and related services reasonably related to the performance of an audit or review. Audit-related services included due diligence investigations related to the Company’s acquisitions, and accounting advice and other audits, including benefit plans.

      Tax Fees. PricewaterhouseCoopers LLP billed the Company an aggregate of $794,199 and $457,110 in the fiscal years ended September 30, 2003 and September 30, 2002, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2003, the aggregate fee amount of $794,199 includes fees for each of the following subcategories of tax services: Non-US Tax Compliance ($511,862); Expatriate Tax Services ($278,837); and Tax Consulting ($3,500).

      All Other Fees. PricewaterhouseCoopers LLP billed Brooks an aggregate of $12,276 and $237,549 in fees and expenses during the years ended September 30, 2003 and September 30, 2002, respectively, for all other services, all of which constituted permitted services.

      Commencing May 15, 2003, in each case where approval was sought for the provision of non-audit services, the Audit Committee considered whether the independent auditors’ provision of such services to the Company was compatible with maintaining the auditors’ independence, and determined that it was compatible.

Related Party Transactions

      Under existing SEC rules, certain transactions between executive officers, directors, nominees for director of the Company and related parties, commonly referred to as “related party transactions”, have been required to be disclosed to stockholders; however, no such transactions have been entered into by the Company. Under the Nasdaq Stock Market rules, effective since January 15, 2004, the Company is required to conduct an appropriate review of any such transaction and the Audit Committee or the independent directors is required to approve the transaction.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND OFFICERS

Compensation of and Contractual Arrangements With Directors

      Compensation. Effective as of January 2004, for service on the Board, nonemployee directors of Brooks receive a $40,000 cash annual retainer, in addition to reimbursement of expenses reasonably incurred. Nonemployee directors who are members of the audit, compensation or nominating and governance committees receive an additional $7,500 per year for their services on each committee and the Chairman of the Audit Committee receives an annual retainer of $5,000 for serving as Chair. Directors are also paid a meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings held on that date.

      Pursuant to Brooks’ 1993 Nonemployee Director Stock Option Plan, since 2002 each newly appointed nonemployee director was granted options to purchase 25,000 shares of the Company’s Common Stock on the date he was first elected a director and options to purchase 10,000 shares of Common Stock on July 1 of each year thereafter. A total of 40,000 options were granted to non-employee directors during fiscal 2003 pursuant to that plan and an additional 50,000 shares to Messrs. Allen and McGillicuddy (25,000 shares each) upon their joining the Board on October 1, 2003. The 1993 Nonemployee Director Stock Option Plan expired at the close of business on October 1, 2003. Proposal No. 2 would amend the Brooks Automation 2000 Combination Stock Option Plan to permit the non-employee directors to receive options under that plan. It is presently anticipated that if Proposal No. 2 is approved, non-employee directors will continue to receive awards on the same basis as previously awarded under the 1993 Nonemployee Director Plan.

      Employee directors may elect to participate in Brooks’ 1995 Employee Stock Purchase Plan and may be granted options under Brooks’ 2000 Combination Stock Option Plan.

      Indemnification Agreements. Brooks has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

      The indemnification agreements provide that Brooks will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of Brooks (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

Information On Executive Officers

      The names of the Company’s executive officers who are not directors of the Company, and certain biographical information furnished by them, are set forth below. For information about Messrs. Therrien and Grady, see “Proposal No 1 — Election of Directors — Information on Nominees” above.

Name	Age	Position with the Company

Joseph M. Bellini	44	Senior Vice President, Software Systems Group
Jeffrey A. Cassis	50	Senior Vice President, Global Sales and Customer Service
Santo DiNaro	58	Senior Vice President, Quality, Customer Satisfaction & Program Management
Peter J. Frasso	55	Senior Vice President of Global Operations
Thomas S. Grilk	56	Senior Vice President and General Counsel
Richard C. Small	46	Vice President, Corporate Controller
Robert W. Woodbury, Jr.	47	Senior Vice President and Chief Financial Officer

      Mr. Joseph M. Bellini has served as the Senior Vice President, Software Systems Division, since joining Brooks in March 2003. Prior to joining Brooks, Mr. Bellini was chief executive officer of eXcelon, a software company which was merged into Progress Software in December 2002. Mr. Bellini became CEO of eXcelon in September 2001 following its acquisition of C-bridge Internet Solutions, an internet company. Mr. Bellini was CEO of C-bridge Internet Solutions from 1999 until 2001. Prior to joining C-bridge, Mr. Bellini was a senior executive for four years at i2 Technologies.

      Mr. Jeffrey A. Cassis has served as Senior Vice President, Global Sales and Customer Service since December 2002. He served as Senior Vice President of Factory Automation Solutions from May 2002 until December 2002. From the time the Company acquired FASTech Integration, Inc. in September 1998 until May 2002, he was Vice President of the Fab Systems Group and later, Senior Vice President of the Fab Systems Group. Prior to its acquisition by the Company, he served as Vice President of Worldwide Sales and Marketing for FASTech. Before joining FASTech, Mr. Cassis was Director of Sales and Marketing for Intellution, Inc., an industrial automation software company. From 1987 to 1989, Mr. Cassis had marketing responsibility for the industrial automation division at Analog Devices, and prior to that, product marketing management responsibility at The Foxboro Company.

      Mr. Santo DiNaro has served as the Senior Vice President of Quality, Customer Satisfaction & Program Management, since March 2004. During 2003, he was the Senior Vice President of the Hardware Automation Group. During 2002 he was the Senior Vice President and General Manager of the Vacuum Business Unit. From June 2001 to January 2002 he was Senior Vice President of Global Operations for the Automation Systems Division. Prior to joining the Company, Mr. DiNaro served as Vice President of Engineering and Operations from December 1997 to January 1999, and as an executive vice president from January 1999 to June 2001 at BTU International, a supplier of thermal processing solutions. From 1980 to 1997, Mr. DiNaro held a variety of positions at the Ion Implant Division of Varian, Inc., a supplier of semiconductor capital equipment.

      Mr. Peter Frasso has served as Senior Vice President of Global Operations since January 2003. He served as General Manager of the Fab Automation Division from May 2002 until January 2003. He joined the Company as Vice President of Business Integration in January 2002. From June 2000 until he joined Brooks, he was Executive Vice President and Managing Director of Lightpointe Communications, Inc. and for 17 years before that he was employed in various capacities at Varian, Inc., serving during the last eight years as Vice President and General Manager of the Vacuum Products Division. Mr. Frasso is currently a member of the board of directors of Lytron, Inc., a manufacturer of liquid cooling components and systems.

      Mr. Thomas S. Grilk joined the Company in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. Prior to that, he was Vice President for Government Affairs and Associate General Counsel of Compaq Computer Corporation following Compaq’s acquisition of Digital Equipment Corporation. Mr. Grilk was Vice President and Assistant General Counsel of Digital Equipment Corporation prior to its acquisition by Compaq. He is President and a member of the Board of Governors of the Boston Athletic Association.

      Mr. Richard C. Small has served as Corporate Controller since joining the Company on September 15, 2003. Prior to joining Brooks, from January 1999 until March 2003 he served as Corporate Controller of Global Knowledge, Inc., a provider of IT education and enterprise training solutions.

      Mr. Robert W. Woodbury, Jr. has served as Senior Vice President and Chief Financial Officer since joining the Company in February, 2003. Prior to joining Brooks, Mr. Woodbury was Vice President and Corporate Controller since 1996 at Acterna Corporation (formerly Dynatech Corporation), a communications equipment and network technology company. In May 2003, Acterna filed a petition seeking protection under Chapter XI of the United States Bankruptcy Code pertaining to a plan of reorganization for itself and its U.S.-based subsidiaries. Such a plan was approved in September 2003 and Acterna emerged from Chapter XI protection in October 2003. Mr. Woodbury served as Vice President and Corporate Controller at Kollmorgen Corporation from 1992 to 1996, and as Chief Financial Officer at Kidde Fenwal from 1990 to 1992. He worked at Unitrode Corporation, a semiconductor manufacturing company, from 1980 until 1990.

Summary of Compensation of Executive Officers

      The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the Chief Executive Officer and the five other most highly compensated persons who were serving as executive officers of the Company as of September 30, 2003, or who would have been among the four most highly compensated but for the fact that he was not serving as an executive officer on that date (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation
					Long Term
					Compensation
					Awards
				Other Annual	Securities	All Other
	Year			Compensation	Underlying	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)	($)(1)	Option(#)(2)	($)(3)

Robert J. Therrien,	9/30/03	428,182	—	35,849	—	3,957
Chairman and Chief	9/30/02	428,422	—	19,157	90,850	68,336
Executive Officer	9/30/01	467,662	—	42,722	100,000	81,863
Edward C. Grady	9/30/03	222,115	—	223,059	200,000	1,429
President and Chief
Operating Officer(4)
Jeffrey A. Cassis,	9/30/03	305,039	—	7,643	25,000	717
Senior Vice President,	9/30/02	225,957	—	6,650	58,890	14,215
Global Sales and	9/30/01	210,077	—	8,850	30,000	16,838
Customer Service
Santo DiNaro,	9/30/03	232,388	—	7,000	50,000	2,191
Senior Vice President,
Quality, Customer
Satisfaction & Program
Management(5)
Thomas S. Grilk,	9/30/03	225,000	—	—	30,000	1,161
Senior Vice President
and General Counsel(6)
Charles M. McKenna,	9/30/03	236,579	—	3,000	—	51,291
Former Executive Vice	9/30/02	250,827	—	9,000	60,430	28,805
President, Chief	9/30/01	271,095	—	9,000	15,000	17,580
Technology Officer(7)

(1)	Represents lease and insurance payments made for automobiles used by Messrs. Therrien, automobile allowances for Messrs. Cassis, DiNaro, and McKenna, and tax return preparation fees paid on behalf of Messrs. Therrien and Cassis in fiscal 2001 and 2003. In the case of Mr. Grady, this column includes an allowance for relocation from California to Massachusetts and reimbursement of actual relocation expenses. See “Contractual Arrangements with Executive Officers – Employment Agreements”.

(2)	The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments to the executive officers named in the table above during fiscal 2001, 2002 or 2003.

(3)	In addition, “All Other Compensation” above consists of the following:

	Year Ended September 30,

	2003($)	2002($)	2001($)

Robert J. Therrien
401(k) matching contributions	—	—	5,063
Life insurance premiums	3,957	68,336	76,800

	3,957	68,336	81,863
Edward C. Grady
401(k) matching contributions	—	—	—
Life insurance premiums	1,429	—	—

	1,429
Jeffrey A. Cassis
401(k) matching contributions	—	—	5,702
Life insurance premiums	717	14,215	11,136

	717	14,215	16,838
Santo DiNaro
401(k) matching contributions	—	—	—
Life insurance premiums	2,191	—	—

	2,191
Thomas S. Grilk
401(k) matching contributions	—	—	—
Life insurance premiums	1,161	—	—

	1,161
Charles M. McKenna
401(k) matching contributions	—	—	3,250
Life insurance premiums	1,072	28,805	14,330
Severance	50,219	—	—

	$51,291	$28,805	$17,580

(4)	Mr. Grady commenced employment with the Company on February 3, 2003.

(5)	Mr. DiNaro became an officer on February 26, 2003.

(6)	Mr. Grilk commenced employment with the Company on November 11, 2002.

(7)	McKenna resigned as an executive officer of the Company effective July 28, 2003.

Contractual Arrangements With Executive Officers

Employment Agreements

      Robert J. Therrien. The Company entered into an employment agreement with Robert J. Therrien, its chief executive officer, effective October 1, 2001. Under the employment agreement, Mr. Therrien would continue in his role as president and chief executive officer of the Company for four years and if Mr. Therrien identified his successor as president and chief executive officer, then Mr. Therrien would become chairman of the Board of Directors. (In February 2003 Mr. Grady became president, and Mr. Therrien became chairman but continued as chief executive officer of the Company.)

      Under the terms of the employment agreement, Mr. Therrien’s annual salary was to increase to $615,000 upon completion of the merger with PRI on May 14, 2002. Mr. Therrien may elect to reduce his work schedule to no fewer than 2 days per week. If his work schedule is reduced, then his adjusted base salary shall be subject to a prorated reduction consistent with such reduced schedule. The agreement also entitles

Mr. Therrien to annual discretionary bonuses determined by the Compensation Committee. As discussed in the Compensation Committee Report, Mr. Therrien did not receive a bonus in 2002 or 2003 and the increase in his annual salary upon completion of the merger with PRI provided for under the 2001 agreement was not implemented until January 2004.

      The employment agreement provides that Mr. Therrien will receive a supplemental retirement benefit. The supplemental retirement benefit is equal to the product of his final adjusted salary times 1  1/2 times the number of years Mr. Therrien serves the Company after October 1, 1994. For purposes of calculating the supplemental retirement benefit, the employment agreement provides that Mr. Therrien’s final adjusted salary shall be the greater of his adjusted base salary immediately prior to termination or $615,000. The final adjusted base salary for purposes of the supplemental retirement benefit shall not be reduced for any reduction in annual base salary, if Mr. Therrien reduces his work schedule to no fewer than two days per week. Currently, Mr. Therrien has 9 years of credited service with the Company. The supplemental retirement benefit will be paid in a lump sum payment on the first day of the month following expiration of the employment agreement or the date on which Mr. Therrien’s services with the Company are terminated due to his death, long-term disability or termination for any other reason.

      The Company has established a rabbi trust to fund the payment of Mr. Therrien’s supplemental retirement benefit. The rabbi trust holds two whole life insurance policies insuring Mr. Therrien’s life and cash and marketable securities. The two life insurance policies had combined death benefits of $7,222,000. The two life insurance policies had a combined cash surrender value of approximately $3,268,000 and the cash and marketable securities have a current fair market value of $5,034,167 as of September 30, 2003. The rabbi trust assets are unsecured and subject to the claims of creditors.

      In addition, Mr. Therrien will participate in all employee welfare and benefit plans normally offered to other Company executives, except that he will not participate in any retirement plan other than the Company’s 401(k) plan and will only receive the supplemental retirement benefit. Mr. Therrien also participates in a split dollar life insurance plan for which he now pays the premiums. The Company retains a security interest in the split dollar life insurance plan equivalent to the total amount of premiums it previously paid prior to July 2002. Mr. Therrien is entitled to the use of an automobile during the term of his agreement.

      The employment agreement provides that if Mr. Therrien’s employment is terminated without “cause,” or if Mr. Therrien terminates his employment for “good reason,” he will be entitled to receive his annual salary and bonus for the remaining term of the agreement, continued life insurance coverage until October 1, 2005 and medical, dental and vision insurance for life. The employment agreement provides that cause means Mr. Therrien has: (1) habitually neglected his material duties under the agreement; (2) perpetrated fraud or embezzlement against the Company; or (3) been finally adjudicated to have committed a felony under any federal or state law. The agreement also provides that good reason means Mr. Therrien has suffered, without his consent, a reduction in his status at the Company either through a reduction in his duties or in his title.

      If Mr. Therrien is terminated for cause, he will only be entitled to receive his then accrued salary and accrued vacation days and will forfeit all benefits payable under the supplemental retirement benefit.

      In addition, if Mr. Therrien’s employment is terminated or he resigns following a change of control, as defined in the agreement, then the Company is obligated to pay Mr. Therrien a lump sum severance payment equal to three times his base salary and bonus.

      In the event of Mr. Therrien’s termination or resignation following a change of control, his resignation for good reason or his termination without cause, his stock options will immediately vest and remain exercisable until the earlier of 24 months following his termination or the expiration of the option term. However, the extension of the option exercise period will not apply to any options granted prior to September 30, 2001, if such extension would result in a charge to earnings or other adverse accounting consequence. Mr. Therrien is also entitled to receive other payments and benefits including continuation of life insurance coverage until October 1, 2005 and medical, dental and vision insurance for life. Mr. Therrien is entitled to a gross-up payment for federal “golden parachute” excise tax and income tax imposed on any excess parachute payments received under the employment agreement.

      Mr. Therrien’s employment agreement also contains noncompetition, nonsolicitation and confidentiality provisions. The noncompetition and nonsolicitation provisions prohibit Mr. Therrien from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of two years thereafter.

      Edward C. Grady. The Company entered into an employment agreement with Edward C. Grady, in connection with his hiring as President and Chief Operating Officer, effective January 31, 2003. Mr. Grady’s employment agreement is effective for an initial two-year term, which automatically renews for successive one-year terms.

      Under the terms of the agreement, Mr. Grady receives an annual base salary in the amount of $350,000. Mr. Grady also received $180,000 as compensation for his relocation from California to Massachusetts and reimbursement of reasonable, customary and actual moving expenses. Subject to certain termination provisions contained in the agreement, Mr. Grady received an initial deferred sign-on bonus payment in the amount of $180,000 in January 2004, and will receive a second deferred sign-on bonus payment in the amount of $300,000 in January 2005. In addition, Mr. Grady shall be eligible to receive an annual management bonus, as determined by the Chief Executive Officer and the Compensation Committee from year to year. The Company also agreed to appoint Mr. Grady to the Board of Directors if he continued to be employed six months after commencement of the agreement, which was done in September 2003.

      Under the terms of the agreement, Mr. Grady also received an inducement option to purchase 200,000 shares of Brooks Common Stock, vesting over four years. Mr. Grady will also be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

      Under the terms of the agreement, if Mr. Grady is terminated without cause or resigns for good reason prior to a change of control, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, 100,000 shares of the original 200,000 shares granted to Mr. Grady as inducement options shall become fully vested and remain exercisable for 90 days after the date of such termination or resignation.

      If Mr. Grady resigns for good reason or is terminated without cause within one year following a change of control, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, 100,000 shares of the original 200,000 shares granted to Mr. Grady as inducement options shall become fully vested and remain exercisable for 90 days after such date of termination or resignation. Under the terms of the agreement, “good reason” shall mean the Company has taken action that serves to materially, adversely change Mr. Grady’s status by a reduction in title or a material reduction in Mr. Grady’s duties without his consent.

      Under the terms of the agreement, the term “cause” is defined as Mr. Grady’s: (1) conviction of or an entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony; (2) fraud, embezzlement or similar acts of dishonesty, and acts prejudicial to the interest or reputation of the Company; (3) material misrepresentation made in connection with his application for employment with the

Company; (4) conduct constituting acts of moral turpitude or physical violence while on duty at the Company; (5) willful failure or refusal to perform his duties on behalf of the Company which are consistent with the scope and nature of his responsibilities; (6) any act of gross negligence, gross corporate waste or disloyalty by Mr. Grady to the Company; or (7) any material breach of the employment agreement.

      Mr. Grady is not entitled to any gross-up payment for federal “golden parachute” excise tax and income tax imposed on any parachute payments he receives under the terms of his employment agreement.

      Mr. Grady’s employment agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of two years thereafter.

      Robert W. Woodbury, Jr. The Company entered into an at-will employment agreement with Robert W. Woodbury, Jr., its Senior Vice-President and Chief Financial Officer, effective February 26, 2003. Under the terms of the Agreement, Mr. Woodbury receives an annual base salary of $270,000 and an annual management bonus which may range from 0% to 150% of 70% of Mr. Woodbury’s base salary. The agreement also grants Mr. Woodbury an option to purchase up to 85,000 shares of Brooks Common Stock, vesting over four years. Mr. Woodbury will also be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

      Change In Control Arrangements. Brooks has entered into change of control agreements with certain key employees, including each of the Named Executive Officers other than Mr. Therrien and Mr. Grady, whose employment agreements provide for change of control benefits. The Board of Directors determined that it was in the best interests of Brooks and its stockholders to assure that Brooks have the continued dedication of these persons, notwithstanding the possibility, threat, or occurrence of a change in control of Brooks. The purpose of the agreements is to diminish the inevitable distraction for these persons caused by the personal uncertainties and risks created by a pending or threatened change of control and to encourage their full attention and dedication to Brooks currently and in the event of any threatened or pending change of control. The agreements have terms of five years and automatically renew in five-year increments unless a party to the agreement objects in writing in advance of the renewal. The agreements provide that in the event of a change of control these persons will retain their then current compensation and benefits for the lesser of one year or until terminated for cause. The agreements also provide that the position of such person upon a change of control shall be at least commensurate with the highest position held by such person during the 180 day period prior to the change of control; provided, however, that during a six-month transitional period following the change of control, such persons agree to continue in the employ of the Company in a capacity reasonably assigned by the Company to assist in the transition caused by the change of control, at a location or office located less than thirty-five miles from where such person was employed immediately prior to the change of control. Under the agreements, if the employee is terminated other than for cause, disability or death or if the employee resigns for good reason the employee is entitled to one year of salary in a lump sum payment and the continuation of certain benefits for 18 months. For purposes of the agreements, cause means willful acts of dishonesty, repeated breaches by the employee of the agreement or the conviction of a felony involving moral turpitude. Good reason includes diminution of the responsibility or position of the employee, Brooks’ breach of the agreement or the involuntary relocation of the employee.

      Indemnification Agreements. Brooks has entered into indemnification agreements with each of its executive officers. The indemnification agreements provide that the Company will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

Compensation Plans

      Bonus Plan. The Company maintains a bonus program for employees, including executive officers, under which such employees may be awarded cash bonuses based upon the Company’s overall financial performance.

      Stock Purchase Plan. In February 1996, the Company adopted the 1995 Employee Stock Purchase Plan to provide employees of Brooks with additional incentives by permitting them to acquire an equity interest in the Company through the purchase of shares of Brooks Common Stock. As of March 5, 2004, 971,240 shares of Brooks Common Stock have been purchased under the Stock Purchase Plan and 528,760 shares remain available for purchase. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The Stock Purchase Plan is proposed to be amended. See “Proposal No. 3”.

      Stock Option Plans. Brooks maintains a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to Brooks’ success. The plans described below are administered by the Compensation Committee of the Board of Directors. However, pursuant to a delegation of authority from the Board of Directors Mr. Therrien, the Chairman and Chief Executive Officer of the Company, has the authority to grant options to purchase not more than 15,000 shares of the Company’s Common Stock per employee per fiscal year to employees who are not executive officers on terms that are consistent with the 1998 Plan and the 2000 Plan described below. Under that authority, Mr. Therrien granted options to purchase an aggregate of 250,800 shares of the Company’s Common Stock in fiscal 2003.

      The following tables set forth certain information with respect to the stock options granted to and exercised by the Named Executive Officers during fiscal 2003 and the aggregate number of and value of options exercisable and unexercisable held by the Named Executive Officers during fiscal 2003.

	Option Grants in Last Fiscal Year

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options/SARS			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)(2)
	Options/SARS	Employees in	Price	Expiration
	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

Robert J. Therrien	—	—	—	—	—	—
Edward C. Grady	200,000	21.0%	10.21	2/3/10	831,299	1,937,280
Jeffrey A. Cassis	25,000	2.6%	12.969	1/10/10	131,992	307,598
Santo DiNaro	50,000	5.3%	12.969	1/10/10	263,984	615,196
Thomas S. Grilk	30,000	3.2%	12.23	12/10/09	149,365	348,084
Charles M. McKenna	—	—	—	—	—	—

(1)	Stock options become exercisable over a four-year period. Those for Messrs. Grady and Grilk vest 25% after one year and 6.25% per quarter thereafter; those for Messrs. Cassis and DiNaro vest 6.25% per quarter.

(2)	The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future prices of its Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-
			Underlying Unexercised		The-Money Options at
	Shares	Value	Options at 9/30/03(#)		9/30/03($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Therrien	—	—	321,469	184,312	360,813	-0-
Edward C. Grady	—	—	2,675	208,025	-0-	2,138,000
Jeffrey A. Cassis	3,125	44,524	76,394	88,249	338,258	173,483
Santo DiNaro	—	—	27,383	75,127	49,569	346,981
Thomas S. Grilk	—	—	-0 -	30,000	-0-	260,100
Charles M. McKenna	—	—	68,210	-0-	-0-	-0-

(1)	The “value realized” reflects the appreciation on the date of exercise (based on the excess of the fair market value of the Company’s Common Stock on the date of exercise over the exercise price). However, because the Named Executive Officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.

(2)	Based on the closing price of the Company’s Common Stock on September 30, 2003 on the Nasdaq National Market of $20.90 minus the respective option exercise prices.

Description Of Equity Compensation Plans

      The table below sets forth certain information as of Brooks’ fiscal year ended September 30, 2003 regarding the shares of Brooks’ Common Stock available for grant or granted under stock option plans that (i) were approved by Brooks’ stockholders, and (ii) were not approved by Brooks’ stockholders.

Equity Compensation Plan Information

	Number Of		Number Of
	Securities To Be		Securities
	Issued Upon	Weighted-Average	Remaining Available
	Exercise Of	Exercise Price Of	For Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options,	Compensation
Plan Category	And Rights	Warrants And Rights	Plans(1)

Equity compensation plans approved by security holders(2)	3,066,569	$30.994	5,084,001
Equity compensation plans not approved by security holders	1,573,341	24.893	2,294,322

Total	4,639,910	$28.925	7,378,323

(1)	Excludes securities reflected in the first column of the table.

(2)	Includes an aggregate of 1,155,387 options at a weighted average exercise price of $43.369 assumed by the Company in connection with past acquisitions and business combinations.

Description of Plans Adopted By Stockholders

      1992 Combination Stock Option Plan. Under Brooks’ 1992 Combination Stock Option Plan (the “1992 Plan”), Brooks may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, and other options which are not qualified as incentive stock options. The term of the

1992 Plan expired on May 12, 2002, and no further options may be granted under that plan. Incentive stock options could only be granted to persons who were employees of the Company at the time of grant, and could include officers and directors who were also employees. Nonqualified stock options could be granted to persons who were officers, directors or employees of or consultants or advisors to the Company, or persons who were in a position to contribute to the long-term success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years. A total of 1,950,000 shares of the Company’s Common Stock were reserved for issuance under the 1992 Plan. Of these shares, options for 382,258 shares had been granted and were outstanding at September 30, 2003. In order to align the 1992 Plan with its current practices, in January 2000 the Board of Directors amended the 1992 Plan to eliminate the Company’s ability to grant restricted stock under the 1992 Plan and to require that all options be granted with exercise prices not less than fair market value.

      1993 Nonemployee Director Stock Option Plan. The purpose of the 1993 Nonemployee Director Stock Option Plan (the “Directors Plan”) was to attract and retain the services of experienced and knowledgeable independent directors of Brooks for the benefit of Brooks and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders. A total of 690,000 shares of Brooks’ Common Stock were reserved for issuance under the Directors Plan. Of these shares, options for 232,000 shares had been granted and were outstanding at September 30, 2003. On October 1, 2003, grants totaling 50,000 shares were issued to two newly appointed directors. The term of the Director Plan expired on October 1, 2003, and no further options may be granted under that plan.

      2000 Combination Stock Option Plan. The purposes of the 2000 Combination Stock Option Plan (the “2000 Plan”) are to attract and retain employees and to provide an incentive for them to assist Brooks to achieve long-range performance goals and to enable them to participate in the long-term growth of Brooks. Under the 2000 Plan, Brooks may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and (ii) options that are not qualified as incentive stock options. A total of 6,000,000 shares of Brooks’ Common Stock have been reserved for issuance under the 2000 Plan. Of these shares, options for 1,296,924 shares had been granted and were outstanding and 4,683,001 shares remained available for grant as of September 30, 2003. On October 16, 2003, the Company issued options for 12,617 shares under the 2000 Plan to replace options previously surrendered in accordance with the Option Exchange Program authorized by stockholders at the 2003 annual meeting. In addition, on October 16, 2003 and October 17, 2003 respectively, options for 902,500 and 155,000 shares were granted under the 2000 Plan. The 2000 Plan is proposed to be amended. See “Proposal No. 2”.

Description of Plans Not Adopted By Stockholders

      1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by the Board of Directors of Brooks in April 1998, is to attract and retain employees and provide an incentive for them to assist Brooks to achieve long-range performance goals and to enable them to participate in the long-term growth of Brooks. All Brooks’ employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to the long-term success and growth of Brooks are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Brooks’ Common Stock were reserved for issuance under the 1998 Plan. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate Brooks’ ability to award nonqualified stock options with exercise prices at less than fair market value. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited option. From February 26, 2003 through September 30, 2003, a total of 552,883 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 1,573,341 shares had been granted and were outstanding and 2,294,322 shares remained available for grant at September 30, 2003. On October 16, 2003, the Company issued options for 1,206,192 shares under the 1998 Plan to replace options previously surrendered in accordance with the Option Exchange Program, and cancelled and did not return to the reserve 632,435 forfeited options.

Compensation Committee Report

To The Stockholders:

      The Compensation Committee of the Board of Directors is comprised of three independent directors. As more fully described above under “Corporate Governance – Committee of the Board”, it is responsible for establishing compensation policies applicable to the Company’s directors and its executive officers, including its chief executive officer. In discharging its responsibilities, the committee consults, as necessary, with outside advisors.

     Compensation Philosophy

      The Company has developed a compensation philosophy and programs designed to enable the Company to attract, motivate and retain excellent executive talent. Compensation is earned based upon performance consistent with the expectations defined by the Company’s leadership practices and measurable objectives which support the Company’s corporate goals and financial metrics.

      To accomplish these goals, the Company uses a combination of programs to offer a balance between short-term and long-term incentives. Components of these programs include:

•	base pay targeted at a percentage of competitive pay for similar positions within a peer group of companies;

•	a variable component based upon performance to business and financial metrics which may result in the individual receiving more or less cash compensation when compared to our peer group companies;

•	discretionary bonuses which may be utilized to recognize and reward outstanding individual performance in excess of measurable business and performance objectives;

•	long term incentive compensation to retain key talent and align the interests of executives with those of shareholders, which may include options or stock grants; and

•	deferred compensation in selected cases for key executives.

      In fiscal year 2001, the committee retained PricewaterhouseCoopers to prepare an executive compensation benchmarking study of comparative companies to help assess overall executive compensation and specifically the compensation of Mr. Therrien, the Company’s president. The compensation consultant helped the Company to implement its compensation philosophy by:

•	comparing the compensation of the Company’s executive officers, including Mr. Therrien, to executives in comparable positions at various “peer” companies and other compensation survey data;

•	recommending modifications to base, bonus and equity compensation levels; and

•	recommending a comprehensive program of cash based incentives for the Company.

     Base Salary

      The base salary of an executive officer is established after considering the level of his responsibility and the quality of his performance. The committee also reviews data gathered through executive compensation benchmarking studies prepared by compensation consultants. In assessing the information contained in the studies, the committee considers the size and the profitability of peer companies and the nature of their business. No particular weight is given to any factors reviewed by the committee. In setting compensation, the Company’s compensation philosophy has been to target base compensation above the 50th percentile in comparison to its peer companies. As a result of economic conditions and the Company’s financial performance, the annual salary of all executive officers was reduced by 12% in fiscal 2001. That reduction remained in effect throughout fiscal 2002 and fiscal 2003, but was ended in January 2004.

     Bonus

      Executive officers are eligible to receive performance bonuses under the Company’s bonus plan equal to a percentage of their base salary. Each officer is eligible to receive a bonus which may range from 0% to 150% of a pre-established percentage (either 50%, 70% or 100%) of his base pay. The bonuses are not guaranteed and are subject to the Company’s overall financial performance. No bonuses were paid to any executive officer in fiscal year 2003.

     Equity Compensation

      Each of the executive officers and all key employees are eligible to receive grants of options under the 2000 Plan and until May 12, 2002 were eligible to receive grants or options under the 1992 Plan. The 2000 Plan is used and the 1992 Plan was used to align a portion of the executive officers’ and key employees’ compensation with the stockholders’ interests and the long-term success of the Company through the use of variable compensation. In determining the number of options to be granted to each executive officer or key employee, the committee uses surveys of independent compensation consultants such as the fiscal 2001 benchmarking study and makes a subjective determination based on factors such as the individual’s level of responsibility, performance and number of options held by the individual. The committee gives no particular weight to any factor. During fiscal 2003, options to purchase 530,000 shares of the Company’s Common Stock were granted to persons who were executive officers at the time of grant under the 2000 Plan. The 1995 Employee Stock Purchase Plan provides all of the Company’s employees, including executive officers, with a means of purchasing the Company’s Common Stock, further aligning the interests of executive officers, employees and stockholders.

     Compensation of Chief Executive Officer

      The Company entered into a new employment agreement with Robert J. Therrien, its chief executive officer, effective October 1, 2001. This 2001 employment agreement entitled Mr. Therrien to an increase in base salary to $615,000 upon completion of the PRI merger on May 14, 2002, with base salary subject to further annual review. Under the 2001 agreement, Mr. Therrien also will receive consideration for discretionary bonuses, certain life insurance benefits, a supplemental retirement benefit, an automobile allowance and other employment benefits as are generally available to employees of the Company. See “Executive Compensation and Other Matters—Employment Contracts” for additional details.

      In determining to enter into the new 2001 employment agreement with Mr. Therrien, the Compensation Committee held a number of meetings and considered several factors. The committee gave no particular weight to any one factor. The committee retained the services of two compensation consultants. Each consultant reviewed the proposed terms and conditions of the employment agreement in light of market conditions existing for the president and chief executive officer of a publicly traded technology company and prepared studies evaluating and analyzing:

•	compensation programs of peer companies;

•	change of control, severance and benefit programs and other contractual arrangements for peers; and

•	the terms and conditions of the new employment agreement in comparison to the Mr. Therrien’s original employment agreement which expired on September 30, 2001.

      In entering into the new 2001 employment agreement, the committee also considered and evaluated Mr. Therrien’s leadership ability and his contributions over the last several years in:

•	leading the Company to substantial organic growth;

•	financing the Company;

•	growing the Company through several strategic acquisitions;

•	successfully integrating several acquired companies into the Company; and

•	managing the expansion of the Company’s product offerings and market share.

      As a result of economic conditions and the Company’s financial performance, Mr. Therrien’s salary increase to $615,000 provided for under the terms of the 2001 employment contract was not implemented at that time or during fiscal year 2003; however, his full salary was implemented in January 2004. Mr. Therrien did not receive an annual bonus in the 2003 fiscal year.

     Policy on Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of nonperformance based compensation in excess of $1 million in any year paid to the chief executive officer and the next four highest paid executive officers. It is the Company’s general policy to comply with Section 162(m) and ensure that all compensation paid to the chief executive officer and the next four highest paid executives is deductible.

      Respectfully Submitted.

Compensation Committee:

Roger D. Emerick
Amin J. Khoury
A. Clinton Allen

Performance Graph

      The following graph compares the change in Brooks’ cumulative total stockholder return for the last five fiscal years with the cumulative total return on the CRSP Index for the NYSE/ AMEX/ Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/ AMEX/ Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, for that period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

	9/30/98	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03

Brooks Automation, Inc.	$100.00	$176.70	$333.30	$267.60	$115.20	$210.30

NYSE/ AMEX Nasdaq Stock Market (U.S. Companies)	$100.00	$127.20	$150.50	$106.90	$88.40	$111.90

NYSE/ AMEX Nasdaq Stocks (SIC 3550- 3559—U.S.Companies) Special Industries Machinery, Except Metalworking Machinery	$100.00	$255.10	$379.50	$186.80	$142.50	$231.90

      Assumes $100 invested on September 30, 1998, the last trading day of fiscal 1998, in the Common Stock, the CRSP Index for the NYSE/ AMEX/ Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/ AMEX/ Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, and the reinvestment of all dividends.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Brooks’ executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2003, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended September 30, 2003.

Standards of Conduct

      Pursuant to the requirements of the Sarbanes-Oxley Act and the Nasdaq Stock Market rules, the Company has adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters, and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of the Company’s financial records and reports. Copies of the both are publicly available on the Company’s website at www.brooks.com. If the Company makes any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, the Company is obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

      The Company anticipates that the 2005 annual meeting will be held on February 23, 2005. Proposals which stockholders intend to present at the Company’s 2005 annual meeting of stockholders and wish to have included in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than September 9, 2004. If a proponent fails to notify the Company by August 25, 2004 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company’s 2005 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

      Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at the Company’s 2005 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at the Company’s principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than August 25, 2004. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of the Company’s Common Stock for at least one year.

Material Not Incorporated by Reference

      To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” “Compensation Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

      Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 as filed with the SEC are being mailed to the Company’s stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

      IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO (A) FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, (B) VOTE VIA THE INTERNET, OR (C) VOTE VIA TELEPHONE.

APPENDIX A

AUDIT COMMITTEE CHARTER

I.	PURPOSE

      The primary functions of the Audit Committee (the “Committee”) are to assist the Board of Directors in monitoring (i) the Company’s financial reporting process, accounting functions and internal controls and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm.

      The term “registered public accounting firm” as used herein (i) initially shall mean the independent accounting firm serving as the Company’s auditors and (ii) after the October 22, 2003 mandatory date for registration with the Public Company Accounting Oversight Board (the “Accounting Board”) under Section 102 of the Sarbanes-Oxley Act of 2002, shall mean the public accounting firm registered with the Accounting Board which performs the auditing function for the Company.

      Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. It is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Company management, and subject to audit by the Company’s registered public accounting firm.

II.	COMPOSITION AND INDEPENDENCE

      The Committee shall consist of three or more directors of the Company. The members on the Committee shall meet the independence and other qualification requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations thereunder and the applicable rules of the stock exchange or stock market on which the Company’s securities are traded or quoted, subject to any permitted exceptions thereunder. At least one of the Committee members must satisfy the financial sophistication requirements of the listing standards of the NASD, and the Committee shall use diligent efforts to assure that at least one member qualifies as an “audit committee financial expert”, as defined by rules of the Securities and Exchange Commission (“SEC”).

      Committee members, including the chairperson, shall be elected by the Board at the annual meeting of the Board of Directors. Members shall serve until their successors shall be duly elected and qualified.

III.	MEETINGS AND PROCEDURES

      The Audit Committee shall meet at least four times per year, or more frequently as circumstances require. The Committee may request that members of management, the Internal Audit Department, representatives of the registered public accounting firm and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

      Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Company’s By-laws, unless otherwise stated by resolution of the Board of Directors.

IV.	RESPONSIBILITIES AND DUTIES

A.	General Matters

1.	The Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) engaged for the purpose of preparing or issuing its audit report or related work. The registered public accounting firm shall report directly to and be accountable to the Committee.

2.	To the extent required by applicable law, rules and regulations, the Committee shall pre-approve all auditing services and non-audit services (including the fees and terms thereof) permitted to be provided by the Company’s registered public accounting firm contemporaneously with the audit, subject to certain de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which shall be approved by the Committee prior to the completion of the audit.

3.	The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding necessary for payment of (i) compensation to the registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent counsel and other advisers retained to advise the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	The Committee may form subcommittees consisting of one or more members and delegate to such subcommittees authority to perform specific functions, including without limitation pre-approval of audit and non-audit services, to the extent permitted by applicable law, rules and regulations.

B.	Oversight of the Company’s Relationship with the Auditors

With respect to any registered public accounting firm that proposes to perform audit services for the Company, the Committee shall:

1.	On an annual basis, review and discuss all relationships the registered public accounting firm has with the Company in order to consider and evaluate the registered public accounting firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with the Accounting Board independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the registered public accounting firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact the objectivity and independence of the registered public accounting firm; (iii) review the registered public accounting firm’s statement of the fees billed for audit and non-audit related services, which statement shall specifically identify those fees required to be disclosed in the Company’s annual proxy statement; and (iv) satisfy itself as to the registered public accounting firm’s independence.

2.	Ensure the rotation of the lead (or coordinating) audit partner and other significant audit partners as required by applicable law, rules and regulations.

3.	On an annual basis, confirm that the registered public accounting firm is not disqualified from performing any audit service for the Company by virtue of the fact that any of the Company’s chief executive officer, chief financial officer, controller, chief accounting officer (or a person serving in an equivalent position) was employed by that registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit of the current year’s financial statements.

4.	Establish with the registered public accounting firm the scope and plan of the work to be performed by the registered public accounting firm as part of the audit for the fiscal year.

C.	Financial Statements and Disclosure Matters

With respect to the Company’s financial statements and other disclosure matters, the Committee shall:

1.	Review and discuss with management and the registered public accounting firm the Company’s quarterly financial statements.

2.	Review and discuss with management and the registered public accounting firm, the Company’s annual audited financial statements and the report of the registered public accounting firm thereon.

3.	Review and discuss with management the policies and practices with respect to (i) the use of non-GAAP financial measures (as defined in SEC rules) included in any periodic or other reports filed with the SEC, (ii) the use of non-GAAP financial measures in any public release of material information, whether by press release, analysts’ call or otherwise, and (iii) the reconciliation of non-GAAP financial measures with the most directly comparable GAAP financial measures and other disclosures relating to non-GAAP financial measures required under SEC rules.

4.	Review and discuss all material correcting adjustments identified by the registered public accounting firm in accordance with generally accepted accounting principles and SEC rules and regulations which are reflected in each annual and quarterly report that contains financial statements, and that are required to be prepared in accordance with (or reconciled to) generally accepted accounting principles under Section 13(a) of the Exchange Act and filed with the SEC.

5.	Review and discuss all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that have or are reasonably likely to have a current or future effect on financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, which are required to be disclosed in response to Item 303, Management’s Discussion and Analysis of Financial Condition and Results of Operation, of Regulation S-K.

6.	Discuss with management and the registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any judgments about the quality, appropriateness and acceptability of the Company’s accounting principles, significant changes in the Company’s selection or application of accounting principles and any other significant changes to the Company’s accounting principles and financial disclosure practices which are suggested by the registered public accounting firm or management or the Internal Audit Department.

7.	Review with management, the registered public accounting firm the Internal Audit Department and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

8.	The review and discussions hereunder with respect to audits performed by the registered public accounting firm shall include the matters required to be discussed by the Accounting Board auditing standards then in effect. These matters would include the auditor’s responsibility under generally accepted auditing standards, the Company’s significant accounting policies, management’s judgments and accounting estimates, significant audit adjustments, the auditor’s responsibility for information in documents containing audited financial statements (e.g., MD&A), disagreements with management, consultation by management with other accountants, major issues discussed with management prior to retention of the auditor and any difficulties encountered in the course of the audit work.

9.	Receive and review all other reports required under the Exchange Act to be provided to the Committee by the registered public accounting firm including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm, and (iii) all other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

10.	Following completion of its review of the annual audited financial statements, recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements and the report of the registered public accounting firm thereon be included in the Company’s annual report on Form 10-K filed with the SEC.

11.	Prepare the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement and any other Committee reports required by applicable laws, rules and regulations.

D.	Internal Audit Function, Disclosure Controls and Internal Controls

With respect to the Company’s internal audit function, disclosure controls and internal controls and procedures for financial reporting:

1.	In consultation with management and the registered public accounting firm and the Internal Audit Department, (i) review and assess the adequacy of the Company’s internal controls and procedures for financial reporting and the procedures designed to ensure compliance with applicable laws, rules and regulations and (ii) discuss the responsibilities, budget and staffing needs of the Internal Audit Department.

2.	If and when applicable, review management’s report on internal controls and procedures for financial reporting purposes required to be included in the Company’s Annual Report on Form 10-K.

3.	If and when applicable, review the registered public accounting firm’s attestation to management’s report included in the Annual Report on Form 10-K evaluating the Company’s internal controls and procedures for financial reporting.

4.	Review and discuss any disclosures made by the Company’s CEO and CFO to the Committee (as a result of their evaluation as of the end of each fiscal quarter of the Company’s effectiveness of the disclosure controls and procedures and its internal controls and procedures for financial reporting) related to (i) any significant deficiencies in the design or operation of internal controls and any material weaknesses in the Company’s internal controls, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

5.	Establish and review procedures within the time period required by applicable law, rules and regulations for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Review, based upon the recommendation of the registered public accounting firm and the head of the Internal Audit Department, the scope and plan of the work to be performed by the Internal Audit Department.

7.	After separate consultation with management and the registered public accounting firm then serving as auditor, review the appointment of the head of the Internal Audit Department.

8.	Review on an annual basis the performance of the Internal Audit Department.

E.	Other Miscellaneous Matters

The Committee shall also have responsibility to:

1.	Review and approve all related-party transactions, unless otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

2.	If required by applicable law, rules or regulations, review and approve (i) the adoption of and any change or waiver in the Company’s code of business conduct and ethics for directors, senior financial officers (including the principal executive officer, the principal financial officer, principal accounting officer, controller, or persons performing similar functions) or employees, and (ii) any disclosure made in the manner permitted by SEC rules which is required to be made regarding such change or waiver, unless these duties are otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

3.	Review and discuss with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

4.	Review with management and the registered public accounting firm the sufficiency in number and the quality of financial and accounting personnel of the Company.

5.	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes or amendments the Committee deems appropriate.

6.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

PROXY

BROOKS AUTOMATION, INC.

The undersigned hereby appoints Robert J. Therrien and Thomas S. Grilk, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2004 Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on Tuesday, April 27, 2004 at 10:00 a.m., local time, and at any adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO AMEND THE 2000 COMBINATION STOCK OPTION PLAN AND FOR THE PROPOSAL TO AMEND THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

TO VOTE BY TELEPHONE	TO VOTE BY INTERNET
Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.	2. Go to the Website: http://www.eproxyvote.com/brks

3. Enter your 14-digit Vote Control Number located on your Proxy Card above your name.	3. Enter your 14-digit Vote Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 THROUGH 3 BELOW.

1.	Election of Directors:

Nominees: (01) Robert J. Therrien (02) Roger D. Emerick (03) Amin J. Khoury (04) Joseph R. Martin (05) Edward C. Grady (06) A. Clinton Allen (07) John K. McGillicuddy

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES

☐   FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

     If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

2.	To amend the Company’s 2000 Combination Stock Option Plan as indicated in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To amend the Company’s 1995 Employee Stock Purchase Plan as indicated in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature: _________________________________	Date: ______________________

Signature: _________________________________	Date: ______________________